Exhibit 99.1
LIVE NATION APPOINTS MICHAEL G. ROWLES AS EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
LOS ANGELES, CALIFORNIA – March 14, 2006 – Live Nation, Inc. (NYSE: LYV), a leading live content and distribution company, announced today the appointment of Michael G. Rowles as Executive Vice President and General Counsel.
“Mike’s extensive legal knowledge regarding transactional, securities, compliance and corporate finance matters will be instrumental as we solidify our resources as a newly-independent public company,” said Michael Rapino, Live Nation’s Chief Executive Officer. “I look forward to working with Mike and I am confident that his expertise will strengthen our company as we enter a new period of opportunity and growth.”
Mr. Rowles commented, “As a newly-public entity, I am very optimistic about the many opportunities at Live Nation. Through the company’s recent restructuring and its refocused business strategy, I believe Live Nation is well prepared to build on its position as a leading global live content and distribution company.”
Mr. Rowles previously served as Senior Vice President, General Counsel and Secretary of Entravision Communications Corporation since September 2000. He was responsible for advising Entravison on many critical aspects of the company’s operations, as well as strategic planning and legal matters. Mr. Rowles was active in corporate governance, transactions, including mergers and acquisitions, securities matters, SEC and NYSE reporting and compliance, FCC and other regulatory compliance, intellectual property, licensing, trademark and copyright matters, real estate matters, equity incentive plans and corporate finance. He also acted as the primary liaison between the company and its board of directors and all other committees.
Prior to joining Entravision, Mr. Rowles was a partner at the law firm of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P, where he represented purchasers and sellers in asset, stock and merger acquisitions, as well as companies in both public and private securities transactions, including private placements and venture financing transactions. Prior to joining Zevnik Horton, Mr. Rowles held associate positions at several law firms, including Page, Polin & Busch (1995-1996), Jenner & Block (1993-1995) and Burke Weaver & Prell (1992-1993).
Mr. Rowles graduated magna cum laude from the University of Illinois College of Law in 1992. He received a Bachelor of Arts from the University of Illinois in 1988.
About Live Nation
Live Nation is a leading live content and distribution company focused on creating superior experiences for artists, performers, corporations and fans. Live Nation owns, operates or has booking rights for 150 venues worldwide and promoted or produced over 28,500 events in 2005. Live Nation is headquartered in Los Angeles, California. Live Nation is listed on The New York Stock Exchange, trading under the symbol “LYV”. For more information regarding Live Nation and its businesses, please visit the company’s web site at www.livenation.com.
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